EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 31, 2010 (June 30, 2010 as to the effects of the 2010 discontinued operations described in Note 4), relating to the consolidated financial statements of Hines Real Estate Investment Trust, Inc. and subsidiaries (the “Company”) as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009, appearing in the Current Report on Form 8-K of the Company dated June 30, 2010, and of our report dated March 31, 2010, relating to the financial statement schedules of the Company, our report dated March 31, 2010, relating to the consolidated financial statements of Hines US Core Office Fund LP and subsidiaries as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009, and our report dated March 31, 2010, relating to the consolidated financial statements of HCB II River LLC and subsidiaries as of December 31, 2009 and for the year then ended, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas
June 30, 2010